EXHIBIT 13(a)(1)

Code of Business Conduct

A message from Roger Ferguson

As we enter our next century of making a difference for the individuals, institutions and communities we serve, each of us can take pride in the fact that TIAA remains one of the most respected names in the financial services industry. We have maintained this honored status not only for what we do, but how we do it: Maintaining the highest ethical standards. In fact, many of you chose to be a part of the TIAA family of companies because of our values and our commitment to “doing the right thing.”

Each year, we renew this commitment by reacquainting ourselves with our Code of Business Conduct and attesting to follow it. The Code embodies our high ethical standards and values, and it provides a firm foundation for our mission, brand and commitment to customers. It asks the best of who we are, and strongly encourages each of us to speak up without fear of retaliation when we suspect that something is not right. Please take the time not only to read it, but also to understand and rely upon it in the daily performance of your jobs.

As the TIAA family of companies continues to grow around the world, it is imperative that we continue to hold ourselves to the highest standards of conduct and integrity. I am grateful to every employee, past and present, who has contributed to our trusted reputation. The decisions we make today are foundational to the organization we will be tomorrow. I challenge each of us to do our part to help ensure the reputation and success of TIAA for generations to come.

Roger W. Ferguson, Jr.

President and CEO

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The TIAA Code of Business Conduct contains the following sections and topics:

Our culture

TIAA’s culture, values and brand have been critical factors in our success, and have served as the foundation for why we occupy a unique place in the world of financial services. Our expertise and our unwavering commitment to integrity and service have all contributed to the organization we are today. Simply stated, our culture comes down to each one of us and the values we bring to our work every day. As we live our values, they work to set us apart from others, reinforcing our stellar reputation and bringing new opportunities for our customers and the TIAA family of companies.

Our values

For Teachers Insurance and Annuity Association of America (“TIAA”) and its family of companies, we exist to serve our customers and to provide outcomes that truly matter to them. It is our mission to serve, our ability to perform and the values we embrace that make us different. Here are the values that guide us:

Put the Customer First We serve amazing people and institutions. By helping our customers achieve financial well-being, we free them up to better serve the world.	Take Personal Accountability Promises matter. We live our values, take responsibility, deliver results and follow through on our commitments to our customers and colleagues.
Act with Integrity We are defined by who we are and how we conduct ourselves. We refuse to compromise our high ethical standards–ever. We trust each other and earn our customers’ trust every day.	Operate as One Team We’re all on the same team and stronger for it. We have each other’s backs and depend on each other to bring unmatched value to our customers.
Deliver Excellence If it’s worth doing, it’s worth doing well. We have a winning spirit and strive for the best result in everything we do. We are empowered to look for new and better ways to do things for the benefit of our customers and each other.	Value Our People Our people make the difference and help TIAA stand above the rest. To exceed our customers’ expectations, we need to help each other succeed. That means creating an inclusive environment and giving everyone opportunities to contribute and grow.

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Why does TIAA have a Code
of Business Conduct?

The Code of Business Conduct embodies the values and mission for all employees of the TIAA family of companies and makes plain our requirements of conduct for transacting business. The Code serves as an ethical framework for all of our business-related decisions, actions and interactions with our customers, business partners and each other. Our adherence to this framework remains essential for maintaining our trusted brand name, reputation for excellence and continued success worldwide. Solid corporate values have come to be expected in today’s business world, but what sets us apart is the degree to which we incorporate our Code into our daily business conversations, behaviors and decisions.

We all must follow the Code of Business Conduct

Each employee of TIAA and its group of companies (which includes its subsidiaries, affiliates and companion companies (collectively, “Company”) is required to comply with the TIAA Code of Business Conduct. Compliance with this Code is also expected of vendors, contingent workers and third parties serving this organization.

Each employee must attest to having read and understood the Code and agree to follow it. Any employee who does not comply with the Code or fails to cooperate fully in the investigation of an alleged violation is subject to disciplinary action up to and including termination of employment.

TIAA takes allegations of observed or suspected violations of the TIAA Code of Business Conduct seriously and conducts prompt investigations. We are all expected to cooperate fully with any such investigations by providing accurate and thorough responses.

The TIAA Code of Business Conduct specifies that we will:

Be Honest and Fair

Use Good Judgment

Be Accountable

Be Respectful and Promote Inclusion

Comply with Laws and Regulations

Protect Customer and Company Information

Ask Questions and Speak Up

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The Code
of Business
Conduct with
Guidelines

1. Be Honest and Fair

We are committed to conducting our business affairs honestly, fairly and with transparency, and believe all three are essential for winning and maintaining our customers’ trust. We must maintain high standards of ethical business conduct and display personal integrity at all times. Doing so is paramount to protecting our Company’s reputation and meeting our commitments to the people with whom we work and the customers and institutions we serve.

Honesty fairness and straightforwardness of conduct; adherence to the facts Fair just, honorable

Guidelines for Being Honest and Fair

Deal fairly with everyone, including customers, suppliers, competitors and employees while also remembering your professional responsibility comes before your personal interests.

Do not take unfair advantage of another person or party through improper business practices, including: manipulation, fraud, coercion, intimidation, concealment, misuse of confidential information, misrepresentations or criminal wrongdoing.

Be clear and forthright concerning your motivations, priorities and decisions.

Deliver excellence through outstanding work and service to our customers.

Listen to our customers and help them make sound financial decisions.

Obtain appropriate approval before engaging in activities that could pose a potential conflict of interest, such as public office, board appointments, political contributions, secondary employment and other outside business activities, business investments and gifts. Your position at TIAA cannot be used for inappropriate personal gain for you or a member of your family.

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2. Use Good Judgment

Exercising good judgment involves thinking things through and considering the short- and long-term consequences of a decision or action. This may involve sharing information, working through ideas with others and sometimes holding off on an action to avoid a harmful outcome. We should be thoughtful in our approach and conduct ourselves in a way that aligns with TIAA’s mission and values.

Let’s never forget that our Company’s reputation is one of its most valuable assets. Using good judgment is an important way to safeguard it. Each of us plays a vital role in protecting the TIAA name and associated brands and has a stake in the success of our efforts.

Judgment the process of forming an opinion or evaluation by discerning and comparing

Guidelines for Using Good Judgment

Obtain input and signoff as appropriate from key internal partners before finalizing a decision. Take action to ensure all relevant considerations are taken into account and appropriately weighed, consistent with the Company’s mission and values.

Act as a brand ambassador whenever you represent the Company externally, whether for work, business travel or other reasons.

Exercise care in the use of email, the Internet and social media on behalf of the Company or when using Company resources.

Choose words carefully when responding to inquiries or representing our Company with customers or industry groups.

Direct all media-related inquiries to the Company to your Communications representative.

Uphold our Company’s values and rules in regard to gifts, entertainment, sourcing and solicitation.

Comply with our organization’s policies regarding conflicts of interest. If you are unsure, consult your Compliance Officer or Human Resources representative.

Understand, identify and mitigate risks that may arise from your responsibilities, which include knowing what options are available and the impact of your choices.

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3. Be Accountable

We are personally accountable and answerable for what we do, say and write. We not only take ownership of our own job responsibilities, but support our managers, teams and colleagues as they carry out their duties and obligations. We accept the fact that we’re only human and may make mistakes. When mistakes happen, we own our role and do what we can to correct them.

Accountable to explain actions and decisions to someone; to be responsible for something

Guidelines for Being Accountable

Respect and follow internal policies and procedures.

Take personal responsibility for your words and actions.

Admit to mistakes and take action to correct them.

Keep your promises and commitments.

Help each other succeed in helping our customers.

Work with others to accomplish goals and objectives.

Prepare and submit timely and accurate financial reports.

4. Be Respectful and Promote Inclusion

Mutual respect and professional conduct are, and have always been, central to our corporate culture. We are aware of and value the diversity of our employees, and take steps to ensure that every company in the TIAA family provides an inclusive workplace for all employees. We understand that our differences make us stronger by vetting our ideas and plans against the experiences and opinions of others, and we value those experiences and opinions for their ability to lead us to better outcomes.

We cannot allow our differences to become a source of disrespect, exclusion or discrimination. Rather, they must always be a source of strength that is leveraged for the continued success of the Company.

Respect regard, esteem, deference, admiration Inclusion action of including or bringing a person into a group or conversation for purposes of active participation

Guidelines for Respect and Inclusion

Respect differences of opinion, perspectives or approaches to a particular situation.

Treat everyone fairly, without regard to age, race, gender, ethnicity, sexual orientation, gender identity, disability, religion or any other category protected by applicable law. Discrimination, harassment and retaliation are strictly prohibited, as is engaging in intimidating, demeaning or offensive behavior.

Value and use diversity and its many dimensions to enrich our business results and practices.

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5. Comply with Laws and Regulations

Our business activities are subject to many laws and regulations, including comprehensive regulations governing our insurance, retirement, asset management and banking activities. In addition, non-discrimination and other employment laws govern the workplace. We are committed to conducting our business in a compliant manner. All employees are responsible for understanding and following the specific legal and regulatory requirements that apply to our activities, as well as applicable policies and procedures.

Comply to conform, submit or adapt as required or requested

Guidelines for Complying with Laws and Regulations

Know and comply with federal, state and local laws and regulations applicable to your job responsibilities.

Know and comply with corporate, business unit and support area policies and procedures applicable to your job responsibilities.

Complete mandatory training and required attestations on time.

Maintain required licenses and registrations, including continuing education.

Ask for guidance and/or clarification about applicable laws, regulations, policies and procedures when you have a question or are uncertain about their requirements.

Report any concerns about matters that may put the Company or our customers at risk or conduct that may violate this Code. You are encouraged to raise good faith concerns without fear of retaliation, which is not tolerated by the Company.

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6. Protect Customer and Company Information

All of us who work in the TIAA family of companies are required to protect customer and Company information. That means we should review or share customer information only to the extent permitted, required and necessary to conduct the business of our Company.

Proprietary business information—including customer data, investment data, product information and business strategy—should be shared only with appropriate parties on a need-to-know basis.

Protect to cover or shield from exposure, injury, damage or destruction; guard

Guidelines for Protecting Customer and Company Information

Follow information security and privacy standards and procedures for handling customer and business information.

Do not alter, misrepresent or manipulate company records or financial reports.

Accurate and thorough records must be maintained in accordance with record retention requirements, including the destruction of company records, as established by law, regulation or company policy.

Report any suspicious activity or behavior that could compromise Company or customer information.

Immediately report any possible breach of information security or compromise of proprietary data.

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7. Ask Questions and Speak Up

Our corporate culture empowers employees to Speak Up by asking questions, voicing concerns and sharing opinions in good faith. We work in a complicated business with many legal, regulatory and business requirements, and we face numerous demands on our time. When we are unsure about how to proceed or just want clarification on a matter, we should feel free to ask questions.

When you have concerns, Speak Up. You should raise them by speaking to your manager or another manager, or by making a report through the Ethics Helpline. See the Reporting Possible Misconduct section for more information on how to report and to determine the most appropriate reporting solution for your concern.

Speak Up means to ask questions, voice concerns and share opinions in good faith with intent to add value or mitigate a possible risk

Guidelines for Asking Questions and Speaking Up

If there is something you do not understand, ask someone who is in a position to help you.

If you have concerns about work-related issues, tell someone who can best do something about it.

Do not demean colleagues who express a different opinion, perspective or point of view.

Do not retaliate against an employee who Speaks Up.

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Checklist for Ethical Business Conduct

Use the following questions to help you follow our Code when representing or making decisions on behalf of the Company. They provide guidance and direction for compliance that may be helpful to you on a daily basis.

Please remember…

Neither the Code nor these guidelines can anticipate every possible situation. If you need guidance or assistance on a matter related to ethical conduct, speak to your manager or to an employee in a supporting or advisory role, such as Human Resources, Compliance or Internal Investigations.

Is the proposed activity legal?

Are you acting ethically, fairly and in good faith?

Is this activity consistent with TIAA’s values?

Are you acting in the best interest of the customer?

Could this activity be considered fraudulent or misleading?

Could this activity damage TIAA’s reputation or brand image?

Could TIAA lose customers if this information were made publicly available?

Would you be embarrassed if the detail of this activity were known by your colleagues, team members or family and friends, or if it appeared in a newspaper or on the Internet?

Could this activity in any way be interpreted as, or appear to be, inappropriate or unethical behavior?
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Guidelines for managers

Take your management and supervision responsibilities seriously.	Address right away any suspicions of ethical concerns or misconduct brought to you in good faith and escalate serious concerns for further investigation.	Follow up on all reports brought to your attention.

Inform your team about options for reporting possible misconduct.	Point out and explain pertinent laws, regulations, policies and compliance manuals related to your work.	Never ignore a report of conduct that is in conflict with our policy of diversity and inclusion.

Seek assistance from your Human Resources Business Partner.	Do not engage in retaliation against an employee who Speaks Up.	Lead by example. Be a role model for personal integrity and ethical business conduct.

Encourage employees to ask questions and foster an environment that welcomes them.	Provide guidance to direct reports and others who are questioning a decision or course of action.	Answer questions promptly. The sooner you respond, the sooner the problem will be addressed.

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Reporting
Possible
Misconduct

If you suspect or witness possible misconduct

If you suspect or witness what you believe in good faith to be a violation of this Code, law, regulation or Company policy, Speak Up immediately. It is much easier for TIAA to fix a problem than a damaged reputation. There are a number of different options and ways to relay your concerns.

Speak Up without fear of retaliation

TIAA encourages employees to voice concerns freely. Fear of retaliation should never be a deterrent to Speaking Up. We take seriously all claims of retaliation against those who Speak Up and will investigate all such claims. The Company does not tolerate retaliation against an employee who Speaks Up, as part of or outside of an investigation. Individuals who retaliate will be subject to disciplinary action up to and including termination of employment.

It is important that you call the correct Ethics Helpline number for your company/location. A list of Ethics Helpline phone numbers can be found in the directory at the end of the Code.

Speak Up resources[1]: Lots of ways to be heard

Any manager

Employee Relations:

844-4-TIAAHR (option 7) or HRServices@tiaa.org

Any HR Business Partner or similar contact

Internal Investigations:

212-916-5668 or internalinvestigations@tiaa.org

Global Security Team:

866-800-0012 or sechotline@tiaa.org or corporatesecurity@tiaa.org

General Counsel for your organization

Compliance Officer for your organization

Ethics Helpline:

877-774-6492 (anonymous reporting where permitted by law) or use the web reporting form: www.tiaaethics.org

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Guidelines for reporting misconduct

Always report in good faith.

If helpful, seek guidance from a trusted partner, such as your HR Business Partner, Compliance Officer, Internal Investigations or your manager. If you are subject to the Advisers Act, report possible noncompliance to your Compliance Officer.

Report to prevent or stop unfair or inappropriate behavior such as harassment or abuse.

Speak Up about any activity that could be harmful to a fellow employee, the brand or the reputation of the Company.

Be specific about the activity you observed or experienced.

Be clear about the problem or risk presented by the activity when reporting a concern.

Maintain your integrity. Use discretion. Cooperate with any subsequent investigation or other follow-up related to your report.

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Helpline Directory

The TIAA Ethics Helpline has dedicated telephone numbers in the countries as indicated below:

India	000-800-0501-964

United Kingdom	0800-069-8160

United States	1-877-774-6492

For all other countries in the chart below, call center representatives of Convercent and My Safe Workplace will greet you. Please be prepared to provide your employer name so that your report is routed appropriately.

Ethics Helpline International Numbers

Australia

Australia 1-800-763-983

Austria

Austria 0800-281119

Brazil*

Brazil 0-800-892-2299

Canada

Canada 1-800-235-6302

Chile

Chile 1230-020-3559

China

China 400-120-3062

Colombia*

Colombia 844-397-3235

Colombia (Bogota – local) +57-13816523

Denmark

Denmark 8082-0058

Finland

Finland 0800-07-635

France

France 0805-080339

Germany

Germany 0800-181-2396

Hong Kong

Hong Kong 800-906-069

Italy

Italy 800-727-406

Japan

Japan 0800-170-5621

Luxembourg

Luxembourg 0-800-27-311

Netherlands*

Netherlands 0-800-022-0441

Panama

Panama 800-2066

Poland

Poland 00-800-141-0213

* Anonymous reporting not permitted.

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Helpline Directory (cont’d)

Romania* Romania 0-800-360-228 Singapore Singapore 800-852-3912 Spain* Spain 900-905460	Sweden Sweden 020-889-823 Uruguay Uruguay 000-401-912-22

* Anonymous reporting not permitted.

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Appendix

Our Obligations as a U.S. Government Contractor

Our Company has special obligations regarding fair employment practices and is subject to regulatory oversight of our hiring and workplace policies.

We are committed to providing equal opportunity in all of our employment practices, including hiring, promotion, transfer and compensation of all applicants and employees without regard to race, color, sex, sexual orientation, gender identity, religion, age, marital status, national origin, disability, citizenship status, veteran status, genetic information or any other “protected category” set by applicable law.

In addition to respecting protected categories, we are respectful and considerate of every individual in the conduct of our business, regardless of differences in belief systems, styles, experiences, perspectives and other things that shape their uniqueness.

Non-U.S. Operations

As the Company expands its operations internationally, the management principles established in the Code will apply absent potential conflicts with applicable laws in other jurisdictions. These conflicts may involve applicable laws of two or more countries or this Code and applicable non-U.S. laws. If such a circumstance presents, please consult with Oversight and Advocacy for guidance on how to resolve that conflict properly.

At-Will Employment

The Code and Guidelines are not intended to, and do not, create an employment contract (or other contractual obligation) of any kind with any Company employee. Unless otherwise provided by written agreement with your employer, your employment is “at-will,” meaning that either you or your employer may end employment without notice for any reason or no reason at all. Further, nothing herein constitutes conditions of employment or should be construed as express or implied contractual commitments by the Company.

Respect for Your Rights

Nothing in this Code or any Company policy shall, or shall be construed to, limit any employee’s right, if any, to discuss the terms and conditions of employment or to engage in protected concerted activity as defined by law (such as the Section 7 of the U.S. National Labor Relations Act). In addition, neither this Code nor any Company policy shall be construed to prohibit you from filing a complaint or communicating, reporting or assisting in the reporting or investigation of possible violations of federal, state or local law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that reasonably may be protected under whistleblower or other provisions of any applicable federal, state or local law or regulation. Prior authorization of, or notice to, TIAA is not required to make any such reports or disclosures. However, the organization wants employees to share such concerns anonymously (in countries where permitted by law), if desired, by contacting the Ethics Helpline without fear of retaliation. Phone numbers for the Ethics Helpline can be found in the Helpline Directory section of this Code.

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[1]	For associates outside the United States, use the email addresses provided for Employee Relations, Internal Investigations and Global Security as the listed telephone numbers may not be appropriate. For associates in India, use Grievance@in.tiaa.org for Employee Relations and DL_SecurityHelpdeskGodrejOne@tiaa.org for Global Security. In some countries, international regulators provide confidential hotlines of which staff must be made aware at their workplace. Telephone instructions for the Ethics Helpline for international associates can be found in the TIAA Code of Business Conduct on pages 18 and 19.

TIAA Code of Business Conduct

©2020 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017

141035160	(01/20)